                                                                    EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

                               INTERNATIONAL PAPER

SIX-YEAR FINANCIAL SUMMARY
Dollar amounts in millions, except per share
amounts and stock prices                            2002           2001            2000
-----------------------------------------------------------------------------------------------
Results of Operations
Net sales                                         $24,976        $ 26,363        $ 28,180
Costs and expenses, excluding interest             23,890          26,716          26,675
Earnings (loss) before income taxes, minority
   interest, extraordinary items and
   cumulative effect of accounting changes            371 (a)      (1,265)(d)         723 (f)
Minority interest expense, net of taxes               130 (a)         147 (d)         238 (f)
Extraordinary items                                    --             (46)(e)        (226)(g)
Cumulative effect of accounting changes            (1,175)(b)         (16)(e)          --
Net earnings (loss)                                  (880)(a-c)    (1,204)(d,e)       142 (f,g)
Earnings (loss) applicable to common shares          (880)(a-c)    (1,204)(d,e)       142 (f,g)
                                                  -------        --------        --------
Financial Position
Working capital                                   $ 3,159        $  2,814        $  2,880
Plants, properties and equipment, net              14,167          14,616          16,132
Forestlands                                         3,846           4,197           5,966
Total assets                                       33,792          37,177          42,109
Long-term debt                                     13,042          12,457          12,648
Common shareholders' equity                         7,374          10,291          12,034
                                                  -------        --------        --------
Per Share of Common Stock -
Earnings (loss) before extraordinary items
   and cumulative effect of accounting changes    $  0.61        $  (2.37)       $   0.82
Extraordinary items                                    --           (0.10)          (0.50)
Cumulative effect of accounting changes             (2.44)          (0.03)             --
Net earnings (loss)                                 (1.83)          (2.50)           0.32
Cash dividends                                       1.00            1.00            1.00
Common shareholders' equity                         15.21           21.25           24.85
                                                  -------        --------        --------
Common Stock Prices
High                                              $ 46.19        $  43.25        $  60.00
Low                                                 31.35           30.70           26.31
Year-end                                            34.97           40.35           40.81
                                                  -------        --------        --------
Financial Ratios
Current ratio                                         1.7             1.5             1.4
Total debt to capital ratio                          55.1            50.1            49.3
Return on equity                                     (8.8)(a-c)     (10.6)(d,e)       1.2 (f,g)
Return on investment before extraordinary items
   and cumulative effect of accounting changes        2.6 (a)        (0.7)(d)         3.3 (f)
                                                  -------        --------        --------
Capital Expenditures                              $ 1,009        $  1,049        $  1,352
                                                  -------        --------        --------
Number of Employees                                91,000         100,100         112,900
                                                  =======        ========        ========
Dollar amounts in millions, except per share
amounts and stock prices                           1999            1998        1997
------------------------------------------------------------------------------------------
Results of Operations
Net sales                                         $24,573        $23,979      $ 24,556
Costs and expenses, excluding interest             23,620         23,039        23,976
Earnings (loss) before income taxes, minority
   interest, extraordinary items and
   cumulative effect of accounting changes            448 (h)        429 (j)       143 (k)
Minority interest expense, net of taxes               163 (h)         87 (j)       140 (k)
Extraordinary items                                   (16)(i)         --            --
Cumulative effect of accounting changes                --             --            --
Net earnings (loss)                                   183 (h,i)      247 (j)       (80)(k)
Earnings (loss) applicable to common shares           183 (h,i)      247 (j)       (80)(k)
                                                  -------        -------      --------
Financial Position
Working capital                                   $ 2,859        $ 2,675      $  1,476
Plants, properties and equipment, net              14,381         15,320        15,707
Forestlands                                         2,921          3,093         3,273
Total assets                                       30,268         31,466        31,971
Long-term debt                                      7,520          7,697         8,521
Common shareholders' equity                        10,304         10,738        10,647
                                                  -------        -------      --------
Per Share of Common Stock -
Earnings (loss) before extraordinary items
   and cumulative effect of accounting changes    $  0.48        $  0.60      $  (0.20)
Extraordinary items                                 (0.04)            --            --
Cumulative effect of accounting changes                --             --            --
Net earnings (loss)                                  0.44           0.60         (0.20)
Cash dividends                                       1.01           1.05          1.05
Common shareholders' equity                         24.85          25.99         26.10
                                                  -------        -------      --------
Common Stock Prices
High                                              $ 59.50        $ 55.25      $  61.00
Low                                                 39.50          35.50         38.63
Year-end                                            56.44          44.81         43.13
                                                  -------        -------      --------
Financial Ratios
Current ratio                                         1.7            1.6           1.3
Total debt to capital ratio                          38.1           39.0          46.1
Return on equity                                      1.7 (h,i)      2.3 (j)      (0.7)(k)
Return on investment before extraordinary items
   and cumulative effect of accounting changes        2.6 (h)        2.5 (j)       1.5 (k)
                                                  -------        -------      --------
Capital Expenditures                              $ 1,139        $ 1,322      $  1,448
                                                  -------        -------      --------
Number of Employees                                98,700         98,300       100,900
                                                  =======        =======      ========

FINANCIAL GLOSSARY

Current ratio -
current assets divided by current liabilities.

Total debt to capital ratio -
long-term debt plus notes payable and current maturities of long-term debt divided by long-term debt, notes payable and current maturities of long-term debt, minority interest, preferred securities and total common shareholders' equity.

Return on equity -
net earnings divided by average common shareholders' equity (computed monthly).

Return on investment -
the after-tax amount of earnings before interest, income taxes, minority interest, extraordinary items and cumulative effect of accounting changes divided by the average of total assets minus accounts payable and accrued liabilities (computed on a monthly basis).

FOOTNOTES TO SIX-YEAR FINANCIAL SUMMARY

(a) Includes a $199 million charge before taxes and minority interest ($130 million after taxes and minority interest) for facility closures, administrative realignment severance costs, and cost reduction actions, a pre-tax charge of $450 million ($278 million after taxes) for additions to existing exterior siding legal reserves, a charge of $46 million before taxes and minority interest ($27 million after taxes and minority interest) for early debt retirement costs, a credit of $41 million before taxes and minority interest ($101 million after taxes and minority interest) to adjust accrued costs of businesses sold or held for sale, and a pre-tax credit of $68 million ($43 million after taxes) for the reversal of restructuring and realignment reserves no longer required.

(b) Includes a $1.2 billion charge for the transitional goodwill impairment charge from the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," recorded as the cumulative effect of an accounting change in the first quarter of 2002

(c) Reflects a decrease of $46 million in income tax provision for a reduction of deferred state income tax liabilities.

(d) Includes a $1.1 billion charge before taxes and minority interest ($752 million after taxes and minority interest) for asset shutdowns of excess internal capacity, cost reduction actions, and additions to existing exterior siding legal reserves, a net pre-tax charge of $629 million ($587 million after taxes) related to dispositions and asset impairments of businesses held for sale, a $42 million pre-tax charge ($28 million after taxes) for Champion merger integration costs, and a $17 million pre-tax credit ($11 million after taxes) for the reversal of reserves no longer required.

(e) Includes an extraordinary pre-tax charge of $73 million ($46 million after taxes) related to the impairment of the Masonite business and the divestiture of the Petroleum and Minerals assets and a charge of $25 million before taxes and minority interest ($16 million after taxes and minority interest) for the cumulative effect of a change in accounting for derivatives and hedging activities.

(f) Includes an $824 million charge before taxes and minority interest ($509 million after taxes and minority interest) for asset shutdowns, a $125 million pre-tax charge ($80 million after taxes) for additional exterior siding legal reserves, a $54 million pre-tax charge ($33 million after taxes) for merger-related expenses, and a $34 million pre-tax credit ($21 million after taxes) for the reversal of reserves no longer required.

(g) Includes an extraordinary gain of $385 million before taxes and minority interest ($134 million after taxes and minority interest) on the sale of International Paper's investment in Scitex and Carter Holt Harvey's sale of its share of Compania de Petroleos de Chile (COPEC), an extraordinary loss of $460 million before taxes ($310 million after taxes) related to the impairment of the Zanders and Masonite businesses, an extraordinary gain before taxes and minority interest of $368 million ($183 million after taxes and minority interest) related to the sale of Bush Boake Allen, an extraordinary loss of $5 million before taxes and minority interest ($2 million after taxes and minority interest) related to Carter Holt Harvey's sale of its Plastics division, and an extraordinary pre-tax charge of $373 million ($231 million after taxes) related to impairments of the Argentine investments and the Chemical Cellulose Pulp and the Fine Papers businesses.

(h) Includes a $148 million pre-tax charge ($97 million after taxes) for Union Camp merger-related termination benefits, a $107 million pre-tax charge ($78 million after taxes) for merger-related expenses, a $298 million pre-tax charge ($180 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, a $10 million pre-tax charge ($6 million after taxes) to increase existing environmental remediation reserves related to certain former Union Camp facilities, a $30 million pre-tax charge ($18 million after taxes) to increase existing legal reserves and a $36 million pre-tax credit ($27 million after taxes) for the reversal of reserves no longer required.

(i) Includes an extraordinary loss of $26 million before taxes ($16 million after taxes) for the extinguishment of high-interest debt that was assumed in the merger with Union Camp.

(j) Includes a $20 million pre-tax gain ($12 million after taxes) on the sale of the Veratec nonwovens business, an $83 million pre-tax credit ($50 million after taxes) from the reversals of previously established reserves that were no longer required, a $111 million pre-tax charge ($68 million after taxes) for the impairment of oil and gas reserves due to low prices, a $145 million restructuring and asset impairment charge before taxes and minority interest ($82 million after taxes and minority interest) and $16 million of pre-tax charges ($10 million after taxes) related to International Paper's share of charges taken by Scitex, a 13% investee company, for the write-off of in-process research and development related to an acquisition and costs to exit the digital video business.

(k) Includes a pre-tax business improvement charge of $535 million ($385 million after taxes), a $150 million pre-tax provision for legal reserves ($93 million after taxes), a pre-tax charge of $125 million ($80 million after taxes) for anticipated losses associated with the sale of the Imaging businesses, and a gain of $170 million before taxes and minority interest ($97 million after taxes and minority interest) from the redemption of certain retained West Coast partnership interests and the release of a related debt guaranty.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate Overview

Results of Operations

For the year ended December 31, 2002, International Paper reported a net loss of $880 million ($1.83 per share) compared with a net loss of $1.2 billion ($2.50 per share) in 2001 and net earnings of $142 million ($.32 per share) in 2000. Amounts include the cumulative effect of accounting changes.

Net sales in 2002 totaled $25.0 billion, below both 2001 and 2000 net sales of $26.4 billion and $28.2 billion, respectively. The decrease from 2001 was primarily due to the impact of our divested businesses and lower average prices across most of out business segments. International net sales (including U.S. exports) totaled $7.5 billion, or 30% to total sales in 2002. This compares to sales of $7.1 billion in 2001 and $7.6 billion in 2000. The increase in 2002 versus 2001 is mainly due to increased revenues from Carter Holt Harvey. Export sales of $1.3 billion in 2002 were flat with 2001, but down from $1.6 billion in 2000, primarily due to the strong U.S. dollar that made U.S. products less competitive.

Earnings before extraordinary items and the cumulative effect of an accounting change in 2002 were $295 million, compared with a loss before extraordinary items and the cumulative effect of an accounting change of $1.1 billion in 2001, and earnings before extraordinary items of $368 million in 2000. Earnings in 2002 benefited by approximately $185 million from the exclusion of goodwill amortization as compared with 2001 amounts. After adjusting for this goodwill amortization difference, operating earnings improved nearly 40% in 2002 versus 2001. This improvement was principally due to the implementation of cost reduction initiatives and operational efficiencies despite lower average prices across all of our business segments. Results in 2002 also benefited from lower enter costs than in 2001. The earning decline in 2002 versus 2000 was due mainly to lower prices and volumes. Earnings in 2000 included six months of Champion's results of operations from the date of acquisition.

Segment Operating Profits

To measure the performance of the Company's business segments from period to period without variations caused by special or unusual items, International Paper's management focuses on business segment operating profit. This is defined as earnings before taxes and minority interest, excluding interest expense, corporate charges and special items that include charges for asset shutdowns of excess internal capacity and cost reduction actions and the reversal of reserves no longer required. The following table presents a reconciliation of International Paper's net earnings to its operating profit for each of years ended:

                                         December 31,   December 31,   December 31,
In millions                                  2002           2001           2000
--------------------------------------   ------------   ------------   ------------
Net Earnings (Loss)                         $ (880)       $(1,204)        $  142
Add back: Extraordinary items - Net
   losses on sales and impairments of
   businesses held for sales, net of
   taxes and minority interest                  --             46            226
Add back: Cumulative effect of
   accounting changes                        1,175             16             --
                                            ------        -------         ------
Earnings (Loss) Before Extraordinary
   Items and Cumulative Effect of
   accounting changes                          295         (1,142)           368
Add back (Deduct): Income tax
   provision (benefit)                         (54)          (270)           117
Minority interest included in
   operations                                  130            147            238
                                            ------        -------         ------
Earnings Before Taxes and Minority
   Interest                                    371         (1,265)           723
Interest expense, net                          783            929            816
Minority interest included in
   operations                                  (58)           (17)          (108)
Corporate items                                253            369            285
Special items:
   Restructuring and other charges             199            892            824
   Provision for legal reserves                450            225            125
   Debt retirement costs                        46             --             --
   Net gains (losses) on sales and
      impairments of businesses held
      for sale                                 (41)           629             --
   Reversals of reserve no longer
      required                                 (68)           (17)           (34)
   Merger integration costs                     --             42             54
                                            ------        -------         ------
Segment Operating Profit                    $1,935        $ 1,787         $2,685
                                            ======        =======         ======

Results for 2001 and 2000 included extraordinary losses after taxes of $46 million and $226 million, respectively, for disposition losses and asset impairments of businesses held for sale.

Results for 2002 included a charge of $1.2 billion after minority interest for the cumulative effect of an accounting change to record the transitional impairment charge for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Results for 2001 included a charge of $16 million after taxes and minority interest for the cumulative effect of a change in accounting for derivatives and hedging activities.

Minority interest expense, net of taxes, decreased to $130 million in 2002, compared with $147 million in 2001 and $238 million in 2000. The decreases reflect lower earnings in 2002 compared with both 2001 and 2000, as well as divestitures in 2001.

Net interest expense decreased to $783 million in 2002 compared with $929 million in 2001 and $816 million in 2000. The decrease in 2002 reflects lower interest rates and the reductions of long-term debt in 2001. The increase in 2001 included a full year of interest on debt incurred in connection with the Champion acquisition compared with a half year in 2000. Proceeds received from the sale of assets in 2002, 2001 and 2000, were used to reduce debt and for other general purposes.

For the twelve months ended December 31, 2002, corporate net expense was $253 million compared with $369 million in 2001 and $285 million in 2000. The decrease in 2002 was primarily due to the elimination of goodwill amortization, higher net foreign exchange gains, lower natural gas hedging costs and income from the sale of shares received from an insurance company demutualization, offset in part by lower pension income and higher benefit and inventory related costs.

Special charges in 2002 included a charge of $199 million before taxes and minority interest ($130 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction action, a $450 million pre-tax charge ($278 million after taxes) for additional exterior siding legal reserves, a $46 million charge before taxes and minority interest ($27 million after taxes and minority interest) for early debt retirement costs, $41 million before taxes and minority interest ($101 million after taxes and minority interest) of gains on sales of businesses held for sale, and a $68 million pre-tax credit ($43 million after taxes) for the reversal of reserves no longer required. In addition, a $1.5 billion after-tax direct charge to equity (with no impact on operating results) was recorded in the 2002 fourth quarter related to International Paper's qualified pension plans. This was a non-cash charge and had no adverse effect on existing debt covenants.

Special charges in 2001 included a charge of $892 million before taxes and minority interest ($606 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, a $225 million pre-tax charge ($146 million after taxes) for additions to the existing exterior siding legal reserves, a $629 million pre-tax net loss ($587 million after taxes) related to dispositions and asset impairments of businesses held for sale, a $17 million pre-tax credit ($11 million after taxes) for the reversal of reserve no longer required, and a $42 million pre-tax charge ($28 million after taxes) related to merger integration costs.

In 2000, special charges included a charge of $824 million before taxes and minority interest ($509 million after taxes and minority interest) for restructuring and cost reduction actions, a $125 million pre-tax charge ($80 million after taxes) for additional exterior siding legal reserves, a $34 million pre-tax credit ($21 million after taxes) for the reversal of reserves no longer required, and a $54 million pre-tax charge ($33 million after taxes) for merger integration costs.

Segment operating profit of $1.9 billion in 2002, was up from $1.8 billion in 2001, but down from $2.7 billion reported in 2000. Non-price improvements, including lower overhead and raw materials costs, combined with a favorable product mix accounted for about a $690 million operating profit improvement in 2002 compared with 2001. In addition, higher volume contributed another $60 million. Price declines experienced in 2002 resulted in lower operating profits of about $600 million. The improved return on investment (ROI) in 2002 was primarily due to better operating performance. ROI also benefited from working capital reductions and facility rationalizations.

Cost reduction initiatives have been broad-based. In 2002, the Printing Papers business restructured certain European operations and implemented a reduction-in-force plan in its coated papers mills. The Consumer Packaging business implemented a business reorganization plan and eliminated duplicative facilities. xpedx, our distribution business, consolidated facilities and began to streamline its transaction processing. Carter Holt Harvey made additional progress in improving the cost structure of its Kinleith mill. Also in 2002, International Paper continued to realign administrative functions across all businesses and staff support groups to reduce overhead costs.

International Paper continued to balance our production with customer orders in 2002, taking about 600,000 tons of market-related downtime across its mill system. This was down from 1.7 million tons in 2001, due mainly to capacity reductions. Approximately one million tons of capacity reduction actions were taken in 2001, with another 100,000 tons removed through the closure of our Hudson River mill in Corinth, New York in November 2002. Also, subsequent to year end, we announced plans to close our Natchez, Mississippi dissolving pulp mill in mid-2003.

International Paper's major focus is on three core businesses - paper, packaging and forest products. In 2000, we announced a program to exit certain businesses that we considered to be non-core or that did not meet our ROI criteria, and to sell certain other non-strategic assets. During 2002, we completed the sales of our oriented strand board facilities and Decorative Products operations. Since the inception of this program, International Paper's divestitures have generated proceeds in excess of $3 billion. In June 2002, International Paper discontinued plans to divest both the Arizona Chemical and Industrial Papers businesses while other small businesses and non-strategic assets continue to be marketed.

Over the last few years, the softness in the U.S. economy, a weakening global economy and the strong dollar have had a significant negative impact on profits for International Paper and the Forest Products industry. One measure that we believe provides a reflection of International Paper's improvement in operating performance is the company's return on investment before special charges compared with a peer group of competitors in the Forest Products industry. This comparison indicates that International Paper has moved from the bottom quartile in operating ROI in 1999 to a position of third in the peer group* of eight companies in 2002. We are pleased with these results, and we will continue to focus our efforts on further improvement in this comparative ROI measure in future years.

Looking forward, we expect a slow but steady improvement in the business environment in 2003 following a weak first quarter that reflects a current general economic softness and seasonal factors. Continued geopolitical unrest and uncertainty could likely impede any improvement in the economy. Energy costs are also expected to be higher in 2003 than in 2002. We will continue to focus on cost reduction, manufacturing reliability and delivering greater value to our customers.

*the 2002 peer group includes Boise, Georgia-Pacific, MeadWestvaco, Smurfit-Stone, Stora-Enso, UPM-Kymmene, Weyerhaeuser, and International Paper.

Description of Industry Segments

International Paper's industry segments discussed below are consistent with the internal structure used to manage these businesses. All segments, except for Carter Holt Harvey, are differentiated on a common product, common customer basis consistent with the business segmentation generally used in the Forest Products industry. The Carter Holt Harvey segment includes the results of multiple Forest Products businesses.

Printing Papers

International Paper is one of the world's leading producers of printing and writing papers. Products in this segment include uncoated and coated papers, market pulp and bristols.

Uncoated Papers: This business produces papers for use in copiers, desktop, laser and digital imaging printing as well as in advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail publications. Uncoated Papers also produces a variety of grades that are converted by our customers into envelopes, tablets, business forms, and file folders. Fine papers are used in high-quality text, cover, business correspondence and artist papers. Uncoated Papers are sold under private label and International Paper brand names which include Hammermill, Springhill, Great White, Strathmore, Ballet, Beckett and Rey. The mills producing uncoated papers are located in the United States, Scotland, France, Poland and Russia. These mills have uncoated paper production capacity of 5.1 million tons annually.

Coated Papers: This business produces coated papers used in a variety of printing and publication end uses such as catalogs, direct mail, magazines, inserts and commercial printing. Products include coated free sheet, coated groundwood and supercalendered groundwood papers. Production capacity in the United States amounts to approximately 2.0 million tons annually.

Market Pulp: Market pulp is used in the manufacture of printing, writing and specialty papers. Pulp is also converted into products such as diapers and sanitary napkins. Products include fluff, northern and southern softwood pulp, as well as northern, southern, and birch hardwood paper pulps. These products are produced in the United States, Canada, France, Poland and Russia, and are sold around the world. International Paper facilities have annual dried pulp capacity of about 2.3 million tons.

Brazilian Paper: Brazilian operations function through International Paper do Brasil, Ltda, which owns or manages 1.5 million acres of forestlands in Brazil. Our annual production capacity in Brazil is about 660,000 tons of coated and uncoated papers.

Industrial and Consumer Packaging

Industrial Packaging: With production capacity of about 4.5 million tons annually, International Paper is the third largest manufacturer of containerboard in the United States. Over one-third of our production is specialty grades, such as PineLiner, Sunliner, Polarboard, Coastliner, BriteTop and Spra White. About 64% of our production is converted domestically into corrugated boxes and other packaging by our 51 U.S. container plants. In Europe, our operations include one recycled fiber mill in France and 21 container plants in France, Ireland, Italy, Spain and the United Kingdom. Our global presence also includes operations in Chile, Turkey and China. Our container plants are supported by regional design centers, which offer total packaging solutions and supply chain initiatives. We have the capacity to produce around 430,000 tons of kraft paper each year for use in multi-wall and retail bags.

Consumer Packaging: International Paper is the world's largest producer of bleached packaging board with annual production capacity of about 1.8 million tons. Our Everest, Fortress and Starcote brands are used in packaging applications for juice, milk, food, cosmetics, pharmaceuticals, computer software and tobacco products. Approximately 40% of our bleached board production is converted into packaging products in our own plants. Our Beverage Packaging business has 15 plants worldwide offering complete packaging systems, from paper to filling machines, using proprietary technologies including Tru-Taste brand barrier board technology for premium long-life juices. Shorewood Packaging Corporation (Shorewood) operates 19 plants worldwide, producing packaging with high-impact graphics for a variety of consumer markets, including tobacco, cosmetics and home entertainment. The Foodservice business offers cups, lids, cartons, bags, containers, beverage carriers, trays and plates from five domestic plants and through four international joint ventures. Group-wide product development efforts provide customers with innovative packaging solutions, including the "smart package" that tracks, traces and authenticates packages throughout the global supply chain.

Distribution

Through xpedx, our North American merchant distribution business, we supply industry wholesalers and end users with a vast array of printing, packaging, graphic arts, facility supplies and industrial products. xpedx operates 129 warehouses and 147 retail stores in the United States and Mexico. Overseas, Papeteries de France, Scaldia in the Netherlands, and Impap in Poland serve European markets. Products manufactured at International Paper facilities account for about 22% of our worldwide distribution sales.

Forest Products

Forest Resources: International Paper owns or manages approximately 9 million acres of third-party certified forestlands in the United States, mostly in the South. In 2002, these forestlands supplied about 30% of our wood fiber requirements.

Wood Products: International Paper owns and operates 27 U.S. plants producing southern pine lumber, plywood, engineered wood products, and utility poles. The majority of these plants are located in the South near our forestlands. We can produce about 2.5 billion board feet of lumber and 1.6 billion square feet of plywood annually. Also, Weldwood of Canada Limited, a wholly-owned subsidiary of International Paper, produces about 1.1 billion board feet of lumber and 430 million square feet of plywood annually. Through licenses and forest management agreements, we have harvesting rights on government-owned forestlands in Canada and Russia.

Carter Holt Harvey

Carter Holt Harvey is approximately 50.5% owned by International Paper. It is one of the largest forest products companies in the Southern Hemisphere, with operations mainly in New Zealand and Australia. The Australasian region accounts for about 80% of its sales. Asia is an important market for its logs, pulp and linerboard products. Carter Holt Harvey's major businesses include:

     Forest Operations, including ownership of 810,000 acres of predominantly radiata pine plantations that yield over 6.5 million tons of logs annually.

     Wood Products, including over 600 million board feet of lumber capacity and about 900 million square feet of plywood and panel production. Carter Holt Harvey is the largest Australasian producer of lumber, plywood, laminated veneer lumber and panel products.

     Pulp and Paper Products, with overall capacity of more than 1.0 million tons of annual linerboard and pulp capacity at four mills. Carter Holt Harvey is New Zealand's largest manufacturer and marketer of pulp and paper products.

     Tissue Products, with nearly 190 thousand tons of annual production capacity from two mills and seven converting plants. Carter Holt Harvey is the largest tissue manufacturer in Australia.

Carter Holt Harvey also produces corrugated boxes, cartons and paper bags, with a focus on the horticulture, primary produce and foodservice markets.

Specialty Businesses and Other

Chemicals: Arizona Chemical is a leading processor of crude tall oil and crude sulfate turpentine, natural by-products of the papermaking process. Products include specialty resins used in adhesives and inks made at 14 plants in the United States and Europe.

Industrial Papers: We can produce 350,000 tons of specialty industrial papers annually used in applications such as pressure-sensitive labels, food and industrial packaging, industrial sealants and tapes and consumer hygiene products.

Decorative Products: In the third quarter of 2002, International Paper completed the sale of its Decorative Products Division to an affiliate of Kohlberg & Co. Prior to the sale, they produced high- and low-pressure laminates, particleboard and graphic arts products.

Products and brand designations appearing in italics are trademarks of International Paper or a related company.

Industry Segment Results

Printing Papers

Printing Papers net sales for 2002 were down 4% from 2001 and increased 4% from 2000. Operating profits in 2002 were 4% lower than 2001 and were 44% lower than 2000. Lower earnings in our Coated Papers and Market Pulp businesses in 2002 more than offset increased profits from the Uncoated Papers business. Lower costs in 2002, including the benefits of broad-based cost reduction efforts, lower energy and raw material costs, and rationalization benefits offset about 70% of the approximately $400 million negative effect of lower average prices versus 2001. Higher sales volumes and a more favorable product mix also helped to mitigate the negative price effect. The Printing Papers segment took 655,000 tons of downtime during 2002 including 325,000 tons of lack-of-order downtime to align production with customer demand. This compared with 1,015,000 tons of downtime in 2001, of which 700,000 related to lack-of-orders. In 2002, Printing Papers permanently shut down the Hudson River mill located in Corinth, New York, reducing coated paper capacity by approximately 100,000 tons. Capacity reductions announced during 2001 totaled about 350,000 tons.

Printing Papers

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Sales                                                   $7,510   $7,815   $7,210
Operating Profit                                        $  519   $  538   $  930

Uncoated Papers sales were $4.8 billion in 2002, down slightly from $4.9 billion in 2001 and flat compared with 2000. Overall average prices in 2002 declined from both 2001 and 2000. Annual 2002 shipments were relatively flat compared with 2001, with some volume growth in Europe and domestic operations maintaining volumes. Also, total capacity in the industry declined leading to higher operating rates. Operating profits increased 36% from 2001 and 15% from 2000 benefiting from manufacturing cost reductions, favorable operating efficiencies and lower administrative costs in our U.S. and European operations. In addition to the cost and efficiency initiatives, the business's increased marketing focus on key customers in targeted business segments had a positive impact on earnings. U.S. operating results benefited from improved operating efficiencies and capacity reductions that led to higher machine operating rates. Price increases implemented in the fall of 2002 remained in effect through the end of the year. Uncoated paper prices in Europe recovered somewhat from the 2001 fourth quarter, although the momentum slowed during the fourth quarter of 2002. Continued growth in eastern Europe more than offset weaker western European markets.

Coated Papers sales were $1.5 billion in 2002, compared with $1.6 billion in 2001 and $1.2 billion in 2000. The business operated at a loss in 2002, primarily as a result of lower average sales prices, but was profitable in both 2001 and 2000. Shipments in 2002 increased 5%, while average prices were down about 15% following a 7% decline in 2001. Profits benefited from record-level machine efficiency as well as cost reduction efforts, which partially offset the impact of lower prices during 2002.

Market Pulp sales from our U.S., European and Canadian facilities were $765 million in 2002 compared with $815 million and $925 million in 2001 and 2000, respectively. Operating losses increased in 2002 compared with both 2001 and 2000 as average pulp prices eroded. Pulp prices showed some improvement beginning in the second quarter of 2002, but declined again during the fourth quarter. U.S. pulp volumes in 2002 were 6% higher than 2001, and were slightly higher in Canada, while volumes in Europe declined slightly. Successful cost reduction initiatives and strong manufacturing performance in 2002 helped to reduce the operating losses.

Brazilian Paper sales were $440 million in 2002 compared with $460 million in 2001 and $270 million in 2000. Operating profits in 2002 were slightly lower than 2001, but were 69% greater than 2000, which included six months of operations after the acquisition of Champion. Volumes improved in 2002 versus 2001, although the effects of this increase could not fully offset the unfavorable impact of weaker export prices. The increases in sales and earnings in 2002 and 2001 over 2000 reflect a full year of reported operations versus six months in 2000 following the Champion acquisition in June 2000.

Looking forward to 2003, we anticipate a slow but steady improvement in market conditions following a slow first quarter. Operationally, we continue to focus on key performance indicators including operating machine efficiency, on-time shipping performance and cost to serve. The Printing Papers segment is well positioned to benefit when economic expansion begins.

Industrial and Consumer Packaging

Industrial and Consumer Packaging net sales for 2002 were down 3% and 8% from 2001 and 2000, respectively. Operating profits in 2002 were up 2% from 2001 and were down 30% from 2000. Lower average 2002 prices resulted in a $190 million decline in revenues and operating profits, which was offset by lower overhead, energy and material costs and a more favorable product/customer mix ($150 million) and increased sales volumes ($50 million). Downtime in this segment in 2002 declined more than 50% compared with 2001, largely reflecting facility rationalizations in 2002 and 2001.

Industrial and Consumer Packaging

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Sales                                                   $6,095   $6,280   $6,625
Operating Profit                                        $  517   $  508   $  741

Industrial Packaging net sales for 2002 were $3.6 billion compared with $3.7 billion in 2001 and $4.0 billion in 2000. The effect of a 6% reduction in average prices in 2002 versus 2001 was partially offset by a 4% improvement in volume. Operating profits in 2002 declined 21% and 48% from 2001 and 2000, respectively. Weak U.S. demand, coupled with pricing pressure, continued to adversely affect results for this business. Domestic box and board average prices declined by 6% in 2002. Domestic box shipments ended the year 2% higher than in 2001 despite generally soft market conditions and the loss of a large poultry customer early in the year. Containerboard price increases announced in mid-2002 took effect more slowly than anticipated and prices averaged 9% lower than in 2001. The markets in 2002 for the Kraft Paper business were weaker than in 2001. Further rationalization and production realignments between the mills had a positive impact on results. Overall business conditions for the European Container business were relatively stable during 2002. Internal process improvement programs were the major factor in increased earnings during 2002. In addition, the Etienne paper machine rebuild completed during the fourth quarter of 2001 led to improved results for 2002.

During 2002, the Industrial Packaging business took 260,000 tons of lack-of-order downtime, continuing its policy of adjusting our production to be in line with customer demand.

Consumer Packaging sales were $2.5 billion in 2002 compared with $2.6 billion in both 2001 and 2000. Overall, 2002 average prices were down about 6%, while shipments were slightly higher than 2001. Operating profits in 2002 increased 48% over 2001 and 13% over 2000 as a result of aggressive cost curtailment initiatives and favorable raw material prices that more than offset the effects of weaker average product pricing and mix. Our mills ran virtually at capacity for the year as our internal capacity was well balanced with favorable customer demand. Average bleached board prices declined in 2002 despite some improvement in the middle of the year. Earnings in the bleached board business were adversely affected by a paper machine upgrade completed in the third quarter that will have a positive impact going forward. Efforts to reduce controllable costs were a major contributor to Consumer Packaging's improved operating profits in 2002. These efforts included the rationalization of Shorewood's capacity, the exiting of the Aseptic business, and the further realignment of the domestic Beverage Packaging and Foodservice systems.

Looking forward to 2003, we are not expecting improvement in demand. Markets will remain tight with price pressure continuing. Our customer-focused market initiatives combined with our cost control programs are expected to have a favorable impact on future operating results.

Distribution

Distribution's 2002 net sales declined 7% and 13% from

2001 and 2000, respectively. Operating profits in 2002 were significantly higher than 2001, but were 23% lower than 2000. Lower operating costs, reflecting the impact of restructuring and cost control efforts in 2001 and 2002, added approximately $50 million to operating profits in 2002. Additionally, an improved mix of products and increased focus on key customer relationships added another $40 million. Lower bad debt expense was also a positive factor. However, lower sales volumes offset approximately $45 million of these improvements. Market conditions were difficult in 2002, but were improved compared with a very depressed period in 2001.

Distribution

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Sales                                                   $6,345   $6,790   $7,255
Operating Profit                                        $   92   $   21   $  120

xpedx, our North American distribution operation, posted sales of $6 billion, down 6% and 13% from 2001 and 2000 levels, respectively. The weaker market conditions experienced in 2001 continued during the first quarter of 2002. Sales leveled off in the first half of 2002, then gradually improved over the balance of the year. Sales in our two primary U.S. customer segments, paper and supplies for the commercial printing industry and packaging supplies for the industrial sector, declined 10% and 7%, respectively, in 2002 from 2001.

Earnings in 2002, however, were more than four times higher than 2001, although about 20% lower than 2000. The cost reduction plans, initiated in 2001 and continuing into 2002, were the primary drivers in our profit improvement in 2002. We continued our facility consolidation and cost reduction plans in 2002, reducing headcount by an additional 700 people, bringing the total since January 2001 to 1,800, or an 18% workforce reduction. Additionally in 2002, progress was made on internal business initiatives to leverage our size and efficiency in transaction processing. Bad debt expense in 2002 decreased 45% from 2001 when the business experienced a number of customer bankruptcies. A higher ROI was achieved in 2002 due to improved earnings and aggressive working capital management, mainly reflected in lower inventories and accounts receivable.

European distribution operations posted sales of $375 million, up 7% from 2001 and about the same as in 2000. The European businesses recorded a slight gain in 2002 following a small loss in 2001 and profits in 2000.

For 2003, we expect a continued slow recovery as economic growth resumes. As of the end of 2002, we have completed most of our restructuring activity. Future operating results will continue to benefit from the cost reduction actions implemented in 2002 and 2001, and from further simplification of business processes and focused marketing initiatives.

Forest Products

Forest Products net sales for 2002 were 8% higher than in 2001 and were 30% above 2000 totals. Operating profits in 2002 were 7% and 24% higher than 2001 and 2000, respectively. Earnings in 2002 reflected stronger contributions from Forest Resources operations. The negative effects of lower average building materials prices, slightly lower stumpage prices, and lower sales volumes were partly offset by lower raw material costs. Also, overhead and operating costs declined, reflecting reorganization actions taken in recent years. The increase in sales and earnings in 2002 and 2001 over 2000 also reflects the operations of Champion that were acquired in June 2000.

Forest Products

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Sales                                                   $3,090   $2,855   $2,380
Operating Profit                                        $  700   $  655   $  564

Forest Resources sales in 2002 were $1.2 billion compared with $960 million in 2001 and $848 million in 2000. Operating profit was 6% higher than 2001 and 17% higher than 2000 primarily due to higher timberland sales, lower operating costs and lower cost of timber harvested. Harvest volumes declined about 20% in 2002 compared with 2001 and 2000 levels, reflecting a lower inventory in 2002 of mature timber. Average stumpage prices in 2002 were below 2001 and 2000 levels, with southern pine sawtimber and pulpwood prices declining slightly versus 2001 prices. Earnings from sales of timberlands were approximately $25 million higher in the 2002 fourth quarter than in the third quarter, resulting in a 14% increase in timberland sales earnings in 2002 versus 2001. Earnings from timberland sales in 2001 were 58% higher than in 2000 reflecting the larger overall land base following the Champion acquisition in June 2000. International Paper monetizes its forest assets in various ways, including sales of short- and long-term harvest rights, on a pay-as-cut or lump-sum bulk sale basis, as well as sales of timberlands.

We expect harvest volumes and sales of timberlands in 2003 to be lower than in 2002, and stumpage prices for

Southern yellow pine to decrease slightly, as lumber markets continue to be adversely impacted by imports, partially offset by reduced U.S. lumber capacity.

Wood Products sales in the United States in 2002 of $1.3 billion were lower than the $1.4 billion in 2001 and even with 2000, principally due to lower average lumber and panel prices, partially offset by improved manufacturing operations and costs. Average prices were down 4% for lumber in 2002 versus 2001 while volumes declined 2%. Average 2002 plywood prices were down about 5%, although volume was up 5%, compared with 2001. Although housing starts were up slightly, lumber imports increased in 2002, contributing to weaker average prices during the year. The April 2002 sale of the oriented strand board facilities will have a positive impact on future U.S wood products results. Canadian wood products, operated through Weldwood of Canada, reported net sales of $565 million in 2002 compared with $480 million in 2001 and $190 million from the second half of 2000, after the June 2000 acquisition of Champion. Operating profits in 2002 were 36% higher than 2001. Average prices for lumber in 2002 were about the same as in 2001 while plywood prices showed improvement year over year. The favorable impact of higher productivity and marketing initiatives the business implemented in 2002 was a major factor in the earnings improvement.

Looking forward, we expect pricing in 2003 will be mixed with earnings improvement to be driven primarily by lower operating costs and reduced downtime.

Carter Holt Harvey

International Paper's results shown below for this segment differ from those reported by Carter Holt Harvey in New Zealand in three major respects:

1. Carter Holt Harvey's earnings include only our share of Carter Holt Harvey's operating earnings. Segment sales, however, represent 100% of Carter Holt Harvey's sales.

2. Carter Holt Harvey reports in New Zealand dollars but our segment results are reported in U.S. dollars. The weighted average currency exchange rate used to translate New Zealand dollars to U.S. dollars was 0.47 in 2002,
     0.41 in 2001 and 0.46 in 2000.

3. Carter Holt Harvey reports under New Zealand accounting standards, but our segment results comply with generally accepted accounting principles in the United States. The major differences relate to cost of timber harvested
     (COTH), goodwill amortization, pensions, deferred taxes and financial instruments. These differences reduced segment earnings by approximately $24 million in 2002, $30 million in 2001 and $20 million in 2000.

Carter Holt Harvey

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Sales                                                   $1,910   $1,710   $1,675
Operating Profit                                        $   56   $   13   $   71

Carter Holt Harvey's 2002 net sales were 12% higher than 2001 and were 14% higher than 2000. Operating profits in 2002 were significantly improved over 2001's results but were 21% less than in 2000, when pulp prices were at a five year high. Essentially all of the increase in operating profits from 2001 was due to the effects of cost and margin control initiatives.

Forest and Wood Products results improved significantly in 2002 as the residential housing markets in Australia and New Zealand strengthened, resulting in increased volumes. 2002 log exports were at similar levels to 2001 while log prices were slightly higher. The Pulp and Paper business recorded a loss for the year primarily due to weakening pulp sales prices. Tissue results improved in 2002 compared with 2001, benefiting from lower pulp prices and successful marketing initiatives. Higher earnings in the Packaging business reflect the margin improvement and cost control programs that were implemented during 2002.

Operating results for 2003 will be dependent on changes in global economic conditions. Economic growth in 2003 for Australia and New Zealand is expected to drop from the strong 2002 levels. The housing market in Australia is expected to decrease in 2003 from the record high levels experienced in 2002. However, prices for key commodities such as pulp and logs are expected to improve on 2002 prices.

Specialty Businesses and Other

The Specialty Businesses and Other segment includes Arizona Chemical, Chemical Cellulose Pulp and Industrial Papers. Also included are businesses identified in our divestiture program whose results are included in this segment for periods prior to their sale.

Specialty Businesses and Other

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Sales                                                   $1,535   $2,325   $4,230
Operating Profit                                        $   51   $   52   $  233

Chemicals sales were $595 million in 2002, compared with $566 million in 2001 and $632 million in 2000. Operating profits in 2002 were about 7% lower than in 2001, and about half of the 2000 level, as cost reduction efforts partially offset the negative impact of higher material costs and lower average prices.

Industrial Papers sales were $436 million in 2002 compared with sales of $451 million in 2001 and $498 million in 2000. Operating profit in 2002 was up 62% and 11% from 2001 and 2000, respectively. Lower input costs, mix improvements, and less downtime, partially offset by weaker prices, contributed to the improvement in operating profits in 2002.

Other businesses in the above totals include operations that have been sold, including Masonite, the oil and gas and mineral royalty business, Decorative Products, Zanders, Flexible Packaging, Retail Packaging, Bush Boake Allen, the former Champion Hamilton Mill, and the Curtis/Palmer hydroelectric facility. Sales for these businesses were approximately $500 million in 2002 compared with $1.3 billion in 2001 and $3.1 billion in 2000. Also included is the Chemical Cellulose Pulp business. In January 2003, we announced that the Natchez, Mississippi, dissolving pulp mill comprising this business would be closed in mid-2003.

Corporate Items and Interest Expense

For the twelve months ended December 31, 2002, corporate net expense was $253 million compared with $369 million in 2001 and $285 million in 2000. The decrease in 2002 was primarily due to the elimination of goodwill amortization, higher net foreign exchange gains, lower natural gas hedging costs and income from the sale of shares received from an insurance company demutualization, offset in part by lower pension income and higher benefit and inventory related costs.

Net interest expense decreased to $783 million in 2002 compared with $929 million in 2001 and $816 million in 2000. The decrease in 2002 reflects lower interest rates and the reductions in long-term debt in 2001. The increase in 2001 included a full year of interest on debt incurred in connection with the Champion acquisition compared with a half year in 2000. Proceeds received from the sale of assets in 2002, 2001 and 2000, as well as proceeds from the issuance of preferred securities, were used to reduce debt and for other general corporate purposes.

Minority interest expense, net of taxes, decreased to $130 million in 2002, compared with $147 million in 2001 and $238 million in 2000. The decreases reflect lower earnings in 2002 compared with both 2001 and 2000, as well as divestitures in 2001.

Liquidity and Capital Resources

Cash Provided by Operations

Cash provided by operations totaled $2.1 billion for 2002, compared with $1.7 billion in 2001 and $2.4 billion in 2000. The increase in operating cash flow in 2002 reflects lower working capital requirements and higher earnings before the cumulative effect of an accounting change. Excluding extraordinary items and the cumulative effect of accounting changes, net earnings for 2002 increased $1.4 billion from 2001, due principally to higher operating earnings reflecting lower depreciation and amortization expense. A decrease in working capital increased 2002 operating cash flow by $368 million. The decrease in operating cash flow in 2001 reflects lower earnings before extraordinary items and accounting changes. Excluding extraordinary items and accounting changes, net earnings for 2001 decreased $1.3 billion from 2000. Working capital changes increased 2001 operating cash flow by $279 million and decreased 2000 operating cash flow by $146 million. Depreciation and amortization expense was $1.6 billion in 2002 and $1.9 billion in both 2001 and 2000.

Investment Activities

Capital spending was $1.0 billion in 2002, or 64%, of depreciation and amortization as compared to $1.0 billion, or 56%, of depreciation and amortization in 2001, and $1.4 billion, or 71%, of depreciation and amortization in 2000. Higher spending in 2000 was the result of capital projects for Champion. As part of our emphasis on improving return on investment, we have continued to hold annual capital spending well below annual depreciation and amortization expense. Discretionary capital spending has been focused on cost reduction, process stabilization and customer service improvement.

The following table presents capital spending by each of our business segments for the years ended December 31, 2002, 2001 and 2000.

--------------------------------------------------------------------------------
In millions                                              2002     2001     2000
--------------------------------------------------------------------------------
Printing Papers                                         $  399   $  374   $  447
Industrial and Consumer Packaging                          249      246      296
Distribution                                                 5       16       24
Forest Products                                            127      175      217
Carter Holt Harvey                                          69       85      100
Specialty Businesses and Other                              71       82      172
                                                        ------   ------   ------
Subtotal                                                   920      978    1,256
Corporate and other                                         89       71       96
                                                        ------   ------   ------
Total                                                   $1,009   $1,049   $1,352
                                                        ======   ======   ======

We expect capital expenditures in 2003 to be about $1.3 billion, or about 81% of depreciation and amortization.

Mergers and Acquisitions

In December 2002, Carter Holt Harvey acquired Starwood Australia's Bell Bay medium density fiberboard plant in Tasmania, for $28 million in cash.

In April 2001, Carter Holt Harvey acquired Norske Skog's Tasman Kraft pulp manufacturing business for $130 million in cash.

In June 2000, International Paper completed the acquisition of Champion, a leading manufacturer of paper for business communications, commercial printing and publications, with significant market pulp, plywood and lumber manufacturing operations. Champion shareholders received $50 in cash per share and $25 worth of International Paper common stock for each Champion share. Champion shares were acquired for approximately $5 billion in cash and 68.7 million shares of International Paper common stock with a fair market value of $2.4 billion. Approximately $2.8 billion of Champion debt was assumed.

In April 2000, Carter Holt Harvey purchased CSR Limited's medium density fiberboard and particleboard businesses and its Oberon sawmill for approximately $200 million in cash.

In March 2000, International Paper acquired Shorewood, a leader in the manufacture of premium retail packaging, for approximately $640 million in cash and the assumption of $280 million of debt.

All of the above acquisitions were accounted for using the purchase method. The operating results of these mergers and acquisitions have been included in the consolidated statement of earnings from the dates of acquisition.

In March 2001, International Paper and Carter Holt Harvey each acquired a 25% interest in International Paper Pacific Millennium Limited. The resulting investment is accounted for under the equity method and is included in Investments in the accompanying consolidated balance sheet.

Financing Activities

Financing activities during 2002 included debt issuances of $2.0 billion and retirements of $3.0 billion, for a net debt reduction of $1.0 billion. Debt issuances in 2002 included $1.2 billion of 5.85% Senior Unsecured Notes due October 30, 2012, the proceeds of which were used to retire most of International Paper's $1.2 billion of 8.0% notes due July 2003 that were issued in connection with the Champion acquisition.

Financing activities during 2001 included a net debt reduction of $1.4 billion, primarily from proceeds from divestitures. Debt issuances in 2001 included $1.0 billion of 6.75% Senior Unsecured Notes due September 1, 2011, which yielded proceeds of $993 million, and $2.1 billion of zero-coupon Convertible Senior Debentures due June 20, 2021, which yielded proceeds of approximately $1.0 billion.

Financing activities during 2000 included $6.3 billion of debt issuances, including $4.3 billion in long-term debt and $2.0 billion of short-term debt instruments (largely commercial paper) issued mainly to finance the Champion and Shorewood acquisitions. In addition, we assumed approximately $3.0 billion of debt associated with acquisitions, and subsequently reduced the acquired debt balances by $450 million. We repaid $600 million of maturing long-term debt and $1.0 billion in short-term debt from divestiture proceeds and operating cash flows, as well as $700 million of Carter Holt Harvey debt from proceeds received on the sale of its interest in COPEC. Dividend payments totaled $482 million in both 2002 and 2001, and $447 million in 2000. The International Paper common stock dividend remained at $1.00 per share during the three-year period.

At December 31, 2002 and 2001, cash and temporary investments totaled $1.1 billion and $1.2 billion, respectively.

Capital Resources Outlook for 2003

International Paper has the ability to fund capital expenditures, service existing debt, and meet working capital and dividend requirements during 2003 through various sources of short- and long-term capital.

In addition to existing cash balances and cash provided from operations, short-term liquidity requirements can be met using commercial paper funding. International Paper currently holds short-term credit ratings by Standard & Poor's and Moody's Investors Services of A-2 and P-2, respectively. At December 31, 2002, International Paper had no commercial paper borrowings outstanding. Should a ratings change or market event affect International Paper's ability to access the commercial paper market, short-term liquidity needs could be met through committed revolving credit facilities in excess of $2.0 billion. At December 31, 2002, these facilities were unused. In addition, International Paper has the ability to raise up to $600 million through an asset-backed accounts receivable securitization program established in 2001. At December 31, 2002, this facility was also unused. International Paper believes that these sources will be adequate to fund capital requirements in 2003.

International Paper has approximately $485 million of debt scheduled for repayment in 2003. We anticipate using new debt issuances, to refinance maturing debt balances. Contractual obligations for future payments under existing debt and lease commitments at December 31, 2002 were as follows:

--------------------------------------------------------------------------------
In millions                    2003    2004     2005    2006   2007   Thereafter
--------------------------------------------------------------------------------
Long-term debt                 $ --   $1,800   $1,700   $709   $488     $8,345
Lease obligations               229      167      180     99     84        263
                               ----   ------   ------   ----   ----     ------
Total                          $229   $1,967   $1,880   $808   $572     $8,608
                               ====   ======   ======   ====   ====     ======

The majority of International Paper's debt is accessed through global public capital markets where we have a wide base of investors.

Divestitures

In 2000, International Paper announced a divestment program following the Champion acquisition and the completion of a strategic analysis to focus on International Paper's core businesses. Through December 31, 2002, more than $3 billion had been realized under the program, including cash and notes received plus debt assumed by the buyers.

Net (Gains) Losses on Sales and Impairments of Businesses Held for Sale

2002: In the fourth quarter of 2002, International Paper recorded a $10 million pre-tax credit ($4 million after taxes) to adjust estimated accrued costs of businesses previously sold.

In the third quarter of 2002, International Paper completed the sale of its Decorative Products operations to an affiliate of Kohlberg & Co. for approximately $100 million in cash and a note receivable with a fair market value of $13 million. This transaction resulted in no gain or loss as these assets had previously been written down to fair market value. Also during the third quarter of 2002, a net gain of $3 million before taxes ($1 million after taxes) was recorded related to adjustments of previously recorded costs of businesses held for sale.

During the second quarter of 2002, a net gain on sales of businesses held for sale of $28 million before taxes and minority interest ($96 million after taxes and minority interest) was recorded, including a pre-tax gain of $63 million ($40 million after taxes) from the sale in April 2002 of International Paper's oriented strand board facilities to Nexfor Inc. for $250 million, and a net charge of $35 million before taxes and minority interest (a gain of $56 million after taxes and minority interest) relating to other sales and adjustments of previously recorded estimated costs of businesses held for sale. This net pre-tax charge included:

     (1) a $2 million net loss associated with the sales of the Wilmington carton plant and Carter Holt Harvey's distribution business;

     (2) an additional loss of $12 million to write down the net assets of Decorative Products to the amount realized on the subsequent sale;

     (3) $11 million of additional expenses relating to the decision to continue to operate Arizona Chemical, including a $3 million adjustment of previously estimated costs incurred in connection with the prior sale effort and an $8 million charge to permanently close a production facility; and

     (4) a $10 million charge for additional expenses relating to prior divestitures.

The impairment charge recorded for Arizona Chemical in the fourth quarter of 2001 (see below) included a tax expense based on the form of sale being negotiated at that time. As a result of the decision in the second quarter of 2002 to discontinue sale efforts and to hold and operate Arizona Chemical in the future, this provision was no longer required. Consequently, special items for the second quarter included a gain of $28 million before taxes and minority interest, with an associated $96 million benefit after taxes and minority interest.

The 2002 net gains, totaling $41 million (discussed above) are included in Net (gains) losses on sales and impairments of businesses held for sale in the accompanying consolidated statement of earnings.

2001: In the fourth quarter of 2001, a pre-tax impairment loss of $582 million ($524 million after taxes) was recorded, including $576 million to write down the net assets of Arizona Chemical, Decorative Products and Industrial Papers to an estimated realizable value of approximately $550 million, and $6 million of severance for the reduction of 189 employees in the Chemical Cellulose Pulp business. Also in the fourth quarter, International Paper sold its Mobile, Alabama Retail Packaging facility to Ampac, resulting in a pre-tax loss of $9 million.

In the third quarter of 2001, International Paper sold Masonite Corporation (Masonite) to Premdor Inc. of Toronto, Canada, resulting in a pre-tax loss of $87 million, its Flexible Packaging business to Exo-Tech Packaging, LLC, resulting in a pre-tax loss of $31 million, and its Curtis/Palmer hydroelectric generating project in Corinth, New York to TransCanada Pipelines Limited, resulting in a pre-tax gain of $215 million. Additionally, a pre-tax impairment loss of $50 million ($32 million after taxes) was recorded in the third quarter to write down the Chemical Cellulose assets to their expected realizable value of approximately $25 million.

In the second quarter of 2001, a pre-tax impairment loss of $85 million ($55 million after taxes) was recorded to reduce the carrying value of the Flexible Packaging assets to their expected realizable value of approximately $85 million based on preliminary offers received. The 2001 losses discussed above, totaling $629 million, are included in Net (gains) losses on sales and impairments of businesses held for sale in the accompanying consolidated statement of earnings.

Structured Transactions

In connection with a sale of forestlands in the state of Washington in 2001, International Paper received notes having a value of approximately $480 million on the date of sale. During 2001, International Paper transferred the Notes to an unconsolidated entity in exchange for a preferred interest in that entity valued at approximately $480 million, and accounted for this transfer as a sale of the Notes for financial reporting purposes with no associated gain or loss. Also during 2001, the entity acquired approximately $561 million of other International Paper debt obligations for cash. At December 31, 2001, International Paper offset, for financial reporting purposes, the $480 million of International Paper debt obligations held by the entity since International Paper had, and intended to effect, a legal right to net settle these two amounts.

In December 2002, International Paper acquired an option to purchase the third party's interest in the unconsolidated entity and modified the terms of the entity's special loss allocation between the third party and International Paper. These actions required International Paper to consolidate this entity at December 31, 2002, resulting in increases in installment notes receivable (included in Deferred charges and other assets) of $480 million, Long-term debt of $460 million and Minority interest of $20 million.

Also, in connection with the sale of the oil and gas properties and fee mineral and royalty interests in 2001, International Paper received a non-controlling preferred limited partnership interest valued at approximately $234 million. The unconsolidated partnership also loaned $244 million to International Paper in 2001. Since International Paper has, and intends to effect, a legal right to net settle these two amounts, we have offset for financial reporting purposes the preferred interest against the note payable.

Restructuring and Other Charges

International Paper continually evaluates its operations for opportunities for improvement. These evaluations are targeted to (a) focus our portfolio on our core businesses of paper, packaging and forest products, (b) operate fewer facilities with the same revenue capability, (c) reduce costs, and (d) rationalize and realign capacity. Annually, strategic operating plans are developed by each of our businesses to demonstrate that they will achieve a return at least equal to their cost of capital over an economic cycle. If it subsequently becomes apparent that a facility's plan will not be achieved, a decision is then made to either (a) shut down the facility and record the corresponding charge, or (b) evaluate the expected recovery of the carrying value of the facility to determine if an impairment of the asset value of the facility has occurred under SFAS No. 144.

In recent years, this policy has led to the shutdown of a number of facilities and the recording of significant asset impairment charges and severance costs. As this profit improvement initiative is ongoing, it is possible that significant additional charges and costs will be incurred in future periods in our core businesses should such triggering events occur.

2002: During 2002, restructuring and other charges of $695 million before taxes and minority interest ($435 million after taxes and minority interest) were recorded. These charges included a $199 million charge before taxes and minority interest ($130 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, a $450 million pre-tax charge ($278 million after taxes) for additional exterior siding legal reserves, and a charge of $46 million before taxes and minority interest ($27 million after taxes and minority interest) for early debt retirement costs. In addition, a $68 million pre-tax credit ($43 million after taxes) was recorded in 2002 for the reversal of 2001 and 2000 reserves no longer required.

The $199 million charge for the asset shutdowns of excess internal capacity and cost reduction actions consisted of a $101 million charge in the fourth quarter of 2002, a $19 million charge in the third quarter of 2002 and a $79 million charge in the second quarter of 2002. The fourth-quarter charge included $29 million of asset write-downs and $72 million of severance and other charges. The third-quarter charge included $9 million of asset write-downs and $10 million of severance and other charges. The second-quarter charge consisted of $42 million of asset write-downs and $37 million of severance and other charges.

2001: During 2001, restructuring and other charges before taxes and minority interest of $1.1 billion ($752 million after taxes and minority interest) were recorded. These charges included an $892 million charge before taxes and minority interest ($606 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, and a $225 million pre-tax charge ($146 million after taxes) for additional exterior siding legal reserves. In addition, a $17 million pre-tax credit ($11 million after taxes) was recorded in 2001 for the reversal of excess 2000 and 1999 restructuring reserves.

The $892 million charge for the asset shutdowns of excess internal capacity and cost reduction actions consisted of a $171 million charge in the fourth quarter of 2001, a $256 million charge in the third quarter of 2001 and a $465 million charge in the second quarter of 2001. The fourth-quarter charge consisted of $84 million of asset write-downs and $87 million of severance and other charges. The third-quarter charge consisted of $183 million of asset write-downs and $73 million of severance and other charges. The second-quarter charge consisted of $240 million of asset write-downs and $225 million of severance and other charges.

2000: During 2000, restructuring and other charges before taxes and minority interest of $949 million ($589 million after taxes and minority interest) were recorded. These charges included an $824 million charge before taxes and minority interest ($509 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, and a $125 million pre-tax charge ($80 million after taxes) for additional exterior siding legal reserves. In addition, a $34 million pre-tax credit ($21 million after taxes) was recorded in 2000 for the reversal of excess 1999 restructuring reserves and Union Camp merger-related termination benefit reserves.

The $824 million charge for the asset shutdowns of excess internal capacity and cost reduction actions consisted of a $753 million charge in the fourth quarter of 2000 and a $71 million charge in the second quarter of 2000. The fourth-quarter charge consisted of $536 million of asset write-downs and $217 million of severance and other charges. The second-quarter charge consisted of $40 million of asset write-downs and $31 million of severance and other charges.

A further discussion of restructuring and business improvement charges and exterior siding legal reserves can be found in Notes 6 and 11, respectively, of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data.

Merger Integration Costs

During 2001 and 2000, International Paper recorded pre-tax charges of $42 million ($28 million after taxes) and $54 million ($33 million after taxes), respectively, for Champion and Union Camp merger integration costs. These costs consisted primarily of systems integration, employee retention, travel and other one-time cash costs related to the integrations of Champion and Union Camp.

Extraordinary Items

During the first quarter of 2001, extraordinary pre-tax losses totaling $73 million ($46 million after taxes) were recorded, including $60 million ($38 million after taxes) for impairment losses to reduce the assets of Masonite to their estimated realizable value based on offers received, and $13 million ($8 million after taxes) from a loss on the sale of oil and gas properties and fee mineral and royalty interests. Pursuant to the pooling-of-interest rules, these losses were recorded as extraordinary items in Net losses on sales and impairments of businesses held for sale in the accompanying consolidated statement of earnings.

In the first quarter of 2001, International Paper completed the sale of its interest in Zanders, a European coated paper business, to M-Real (formerly Metsa Serla) for approximately $120 million and the assumption of $80 million of debt. This transaction resulted in an extraordinary loss of $245 million after taxes and minority interest, which was recorded in the third quarter of 2000 (see below) when the decision was made to sell this business.

In the fourth quarter of 2000, Fine Papers, the Chemical Cellulose Pulp business and the Flexible Packaging business in Argentina were written down to their estimated fair market values of approximately $235 million based on projected sales proceeds, resulting in a pre-tax charge of $373 million ($231 million after taxes). Also in the fourth quarter, International Paper sold its interest in Bush Boake Allen, a majority-owned subsidiary, for $640 million, resulting in an extraordinary gain of $183 million after taxes and minority interest. Carter Holt Harvey also sold its Plastics division in November, which resulted in an extraordinary loss of $2 million after taxes and minority interest.

During the third quarter of 2000, International Paper recorded an extraordinary loss of $460 million before taxes ($310 million after taxes) to write down the net assets of Masonite and Zanders to their estimated realizable value of $520 million.

In the first quarter of 2000, International Paper sold its equity interest in Scitex for $79 million, and Carter Holt Harvey sold its equity interest in Compania de Petroleos de Chile (COPEC) for just over $1.2 billion.
These sales resulted in a combined extraordinary gain of $134 million after taxes and minority interest.

Pursuant to the pooling-of-interest rules, the 2000 gains and losses discussed above, totaling a $226 million net loss after taxes and minority interest, were recorded as extraordinary items in Net losses on sales and impairments of businesses held for sale in the accompanying consolidated statement of earnings.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires International Paper to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.

Accounting policies whose application may have a significant effect on the reported results of operations and financial position of International Paper, and that can require judgments by management that affect their application, include SFAS No. 5, "Accounting for Contingencies," SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," SFAS No. 142, "Goodwill and Other Intangible Assets," SFAS No. 87, "Employers' Accounting for Pensions," as amended by SFAS No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits," and SFAS No. 109, "Accounting for Income Taxes." The following is a discussion of the impact of these accounting policies on International Paper:

Contingent Liabilities. Accruals for matters including legal and environmental matters are recorded when it is probable that a liability has been incurred or an asset impaired and the amount of the loss can be reasonably estimated. Liabilities accrued for legal matters require judgments regarding projected outcomes and range of loss based on historical experience and recommendations of legal counsel. Additionally, as discussed in Note 11 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data, reserves for projected future claims settlements relating to exterior siding products previously manufactured by Masonite require judgments regarding projections of future claims rates and amounts. International Paper utilizes independent third parties to assist in developing these estimates. Liabilities for environmental matters require evaluations of relevant environmental regulations and estimates of future remediation alternatives and costs. International Paper determines these estimates after a detailed evaluation of each site.

Impairment of Long-Lived Assets and Goodwill. An impairment of a long-lived asset exists when the asset carrying amount exceeds its fair value, and is recorded when the carrying amount is not recoverable through future operations. A goodwill impairment exists when the carrying amount of goodwill exceeds its fair value. Assessments of possible impairments of long-lived assets and goodwill are made when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations. Additionally, testing for possible impairment of recorded goodwill and intangible asset balances is required annually. The amount and timing of impairment charges for these assets require the estimation of future cash flows and the fair market value of the related assets.

Pension and Postretirement Benefit Obligations. The charges recorded for pension and other postretirement benefit obligations are determined annually in conjunction with International Paper's consulting actuary, and are dependent upon various assumptions including the expected long-term rate of return on plan assets, discount rates, projected future compensation increases, health care cost trend rates and mortality rates.

Income Taxes. International Paper records provisions for U.S. federal, state and foreign income taxes based on the respective tax rules and regulations for the jurisdictions in which it operates, and judgments as to the allocation of income and the amount of deductions relating to those jurisdictions. Domestic and foreign tax authorities frequently challenge the timing and amounts of these income allocations and deductions. International Paper records reserves for estimated taxes payable and for projected settlements of these disputes. However, the final resolution of these challenges can differ from estimated amounts.

While the judgments and estimates made by International Paper are based on historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

Significant Accounting Estimates

Pension Accounting. At December 31, 2001, a prepaid pension cost asset of approximately $1.6 billion related to International Paper's qualified pension plans was included in Deferred charges and other assets in the consolidated balance sheet. At December 31, 2002, the market value of plan assets was less than the accumulated benefit obligation for these plans. As a result, as required under U.S. Generally Accepted Accounting Principles, the prepaid asset value of approximately $1.7 billion at December 31, 2002 was written off, and a minimum liability of approximately $1.0 billion was established, by an after-tax charge of approximately $1.5 billion to Shareholders' equity with no impact on earnings or cash flow. This reduction of equity had no adverse effect on International Paper's debt covenants.

Net periodic pension and postretirement plan income included in operating results was as follows:

-------------------------------------------------------------------------------
In millions                                                2002    2001    2000
-------------------------------------------------------------------------------
Pension income - U.S. plans (non-cash)                     $(75)  $(141)  $(101)
Pension expense - non-U.S. plans                             26      19      24
Postretirement benefit cost - U.S. plans                     59      56      45
                                                           ----   -----   -----
Net expense (income)                                       $ 10   $ (66)  $ (32)
                                                           ====   =====   =====

The decrease in pension income for U.S. plans in 2002 was principally due to a reduction in the expected long-term rate of return on plan assets to 9.25% for 2002 from 10% for 2001, with smaller impacts from a reduction in the assumed discount rate to 7.25% for 2002 from 7.5% for 2001 and a reduction in the assumed rate of future compensation increases to 4.5% in 2002 from 4.75% in 2001. The increase in pension income in 2001 was primarily due to the Champion acquisition.

After consultation with our actuaries, International Paper determines these actuarial assumptions on December 31 of each year to calculate liability information as of that date and pension expense for the following year. The discount rate assumption is determined based on the internal rate of return for a portfolio of high quality bonds (Moody's Aa Corporate bonds) with maturities that are consistent with projected future plan cash flows. The expected long-term rate of return on plan assets is based on historical and projected average rates of return for current and planned asset classes in the plan investment portfolio. The market value of plan assets for International Paper's U.S. plans at December 31, 2002, totaled approximately $5.6 billion, consisting of approximately 60% equity securities, 30% fixed income securities, and 10% real estate and other assets. Plan assets included approximately $25 million of International Paper common stock.

Actual rates of return earned on plan assets for each of the last 10 years were:

-----------------------------
Year   Return   Year   Return
-----------------------------
2002   (6.7)%   1997   17.2%
2001   (2.4)%   1996   13.3%
2000   (1.4)%   1995   19.9%
1999   21.4 %   1994    0.7%
1998   10.0 %   1993   11.8%

SFAS No. 87, "Employers' Accounting for Pensions," provides for delayed recognition of actuarial gains and losses, including amounts arising from changes in the estimated projected plan benefit obligation due to changes in the assumed discount rate, differences between the actual and expected return on plan assets, and other assumption changes. These net gains and losses are recognized in pension expense prospectively over a period that approximates the average remaining service period of active employees expected to receive benefits under the plans (approximately 15 years) to the extent that they are not offset by gains and losses in subsequent years. At December 31, 2002, unrecognized net actuarial losses for International Paper's U.S. plans totaled approximately $2.9 billion, reflecting declines in the fair value of plan assets and discount rates during 2002. Unless offset by the future unrecognized gains from higher discount rates or higher than projected returns on plan assets in future years, the amortization of these unrecognized losses will increase pension expense by approximately $30 million per year for each of the next three years.

For 2003, net pension income is expected to decrease by approximately $100 million, principally reflecting a decrease in the expected long-term rate of return on plan assets to 8.75% in 2003 from 9.25% in 2002, and a decrease in the assumed discount rate to 6.5% in 2003 from 7.25% in 2002. The expected long-term rate of return reflects projected returns for an investment mix, determined upon completion of a detailed asset/liability study, that meets the plans' investment objectives. Increasing (decreasing) the expected long-term rate of return on plan assets by an additional 0.25% would increase (decrease) 2003 pension income by approximately $17 million, while an increase (decrease) of 0.25% in the discount rate would increase (decrease) pension income by approximately $14 million.

While International Paper may elect to make voluntary contributions to its plans in the coming years, it is unlikely that any minimum contributions to the plans will be required before 2005 unless interest rates decline below current levels or investment performance is significantly below projections.

Accounting for Stock Options. International Paper accounts for stock options using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation expense is recorded over the related service period when the market price exceeds the option price at the measurement date, which is the grant date for International Paper's options. No compensation expense is recorded as options are issued with an exercise price equal to the market price of International Paper stock on the grant date.

During each reporting period, fully diluted earnings per share is calculated by assuming that "in-the-money" options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that International Paper will receive in its tax return for income reported by the optionees in their individual tax returns.

Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," expense for stock options is measured at the grant date based on a computed fair value of options granted, and then charged to expense over the related service period. Had this method of accounting been applied, additional expense of $41 million in 2002, $53 million in 2001 and $38 million in 2000 would have been recorded, increasing the reported loss per share by 5% to ($1.92) in 2002, and 4% to ($2.60) in 2001, and reducing reported earnings per share by 28% to $0.23 in 2000.

At December 31, 2002, 37.2 million options were outstanding with exercise prices ranging from $29.31 to $69.63 per share. At December 31, 2001, 29.1 million options were outstanding with exercise prices ranging from $29.31 to $69.63 per share.

Income Taxes

Before extraordinary items and the cumulative effect of accounting changes, the effective income tax rates were (15%), 21% and 16% for 2002, 2001 and 2000, respectively. The benefit in 2002 reflects the reversal of the assumed stock-sale tax treatment of the 2001 fourth-quarter write-down to net realizable value of the assets of Arizona Chemical upon the decision to discontinue sale efforts and to hold and operate this business in the future, and a $46 million fourth-quarter adjustment of deferred income tax liabilities for the effect of state tax credits and the projected taxability of the company's operations in various state tax jurisdictions. These rates include the tax effects of certain special and unusual items that can affect the effective income tax rate in a given year, but may not recur in subsequent years. Management believes that the effective tax rate computed after excluding these special or unusual items may provide a better estimate of the rate that might be expected in future years if no additional special or unusual items were to occur in those years. Excluding these special and unusual items, the effective income tax rate for 2002 was 29% of pre-tax earnings compared with 28% in both 2001 and 2000. The effective income tax rates were less than the U.S. Federal statutory tax rate primarily because of the geographic mix of taxable earnings and the impact of state tax credits. We estimate that the 2003 effective income tax rate will be approximately 31% based on expected earnings and business conditions, which are subject to change.

Recent Accounting Developments

Costs Associated with Exit or Disposal Activities:

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement changes the measurement and timing of recognition for exit costs, including restructuring charges, and is effective for any such activities initiated after December 31, 2002. It requires that a liability for costs associated with an exit or disposal activity, such as one-time termination benefits, be recognized when the liability is incurred, rather than at the date of a company's commitment to an exit plan. It has no effect on charges recorded for exit activities begun prior to December 31, 2002. This standard, which International Paper will adopt in 2003, will not have a material effect on the company's results of operations or financial position.

Impairment and Disposal of Long-Lived Assets:

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." It establishes a single accounting model for the impairment of long-lived assets to be held and used or to be disposed of by sale or abandonment, and broadens the definition of discontinued operations. International Paper adopted SFAS No. 144 in 2002, with no significant change in the accounting for the impairment and disposal of long-lived assets.

Asset Retirement Obligations:

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective in 2003. It requires the recording of an asset and a liability equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The asset is required to be depreciated over the life of the related equipment or facility, and the liability accreted each year based on a present value interest rate. This standard, which International Paper will adopt in 2003, will not have a material effect on the company's results of operations or financial position.

Goodwill:

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." It changed the accounting for goodwill by eliminating goodwill amortization beginning in 2002. It also requires at least an annual assessment of recorded goodwill for impairment. The initial test for impairment had to be completed by December 31, 2002, with any impairment charge recorded as a cumulative effect of accounting change to be retroactively reflected in the first quarter of 2002. Any impairment charges in subsequent years would be recorded in operating results.

The initial test compared the fair value of each of International Paper's business reporting units having recorded goodwill balances, with the business unit's carrying amount. Fair value was determined using discounted projected future operating cash flows, using discount rates that reflected the specific risks inherent in each business ranging from 6.5% to 16%, with an average of 8.5%, (which were in line with rates used by financial institutions in comparable valuations), for all business reporting units except Carter Holt Harvey, where the average quoted market price for Carter Holt Harvey shares was used. Where the carrying amount exceeded fair value, additional testing was performed for possible goodwill impairment. The fair value for these business reporting units was then allocated to individual assets and liabilities, using a depreciated replacement cost approach for fixed assets, and outside appraised value for intangible assets. Any excess of fair value over the allocated amounts was equal to the implied fair value of goodwill. Where this implied goodwill value was less than the goodwill book value, an impairment charge was calculated. Based on testing completed in the fourth quarter of 2002, an initial goodwill impairment loss was recorded for the Industrial and Consumer Packaging, Carter Holt Harvey and Printing Papers business segments totaling $1.2 billion before minority interest. This charge had no impact on cash flows.

International Paper ceased recording goodwill amortization effective January 1, 2002. This had no effect on cash flow. The following table shows net earnings for the year ended December 31, 2002, and pro forma net earnings for the years ended December 31, 2001 and 2000, exclusive of goodwill amortization.

In millions for the years ended December 31              2002      2001    2000
--------------------------------------------------------------------------------
Net earnings (loss)                                     $ (880)  $(1,204)    142
Add back: Goodwill amortization                             --       201     141
                                                        ------   -------   -----
Adjusted net earnings (loss)                            $ (880)  $(1,003)  $ 283
                                                        ======   =======   =====

Basic and Diluted Earnings Per
   Common Share
Net earnings (loss)                                     $(1.83)  $ (2.50)  $0.32
Goodwill amortization                                       --      0.42    0.31
                                                        ------   -------   -----
Adjusted net earnings (loss)                            $(1.83)  $ (2.08)  $0.63
                                                        ======   =======   =====

Derivatives and Hedging:

On January 1, 2001, International Paper adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and
138. The cumulative effect of adopting SFAS No. 133 was a $25 million charge to net earnings before taxes and minority interest ($16 million after taxes and minority interest), and a net decrease of $9 million after taxes in Accumulated other comprehensive income (loss) (OCI). The charge to net earnings primarily resulted from recording the fair value of certain interest rate swaps, which do not qualify under the new rules for hedge accounting treatment. The decrease in OCI primarily resulted from adjusting the foreign currency contracts used as hedges of net investments in foreign operations to fair value.

Legal and Environmental Issues

International Paper is subject to extensive federal and state environmental regulation as well as similar regulations in all other jurisdictions in which we operate. Our continuing objectives are to: (1) control emissions and discharges from our facilities into the air, water and groundwater to avoid adverse impacts on the environment, (2) make continual improvements in environmental performance, and (3) maintain 100% compliance with applicable laws and regulations. A total of $53 million was spent in 2002 for capital projects to control environmental releases into the air and water, and to assure environmentally sound management and disposal of waste. We expect to spend approximately $134 million in 2003 for similar capital projects, including the costs to comply with the Environmental Protection Agency's (EPA) Cluster Rule regulations. Amounts to be spent for environmental control projects in future years will depend on new laws and regulations and changes in legal requirements and environmental concerns. Taking these uncertainties into account, our preliminary estimate for additional environmental appropriations during the year 2004 is approximately $114 million, and during the year 2005 is approximately $131 million.

On April 15, 1998, the EPA issued final Cluster Rule regulations that established new requirements regarding air emissions and wastewater discharges from pulp and paper mills to be met by 2006. The projected costs included in our estimate related to the Cluster Rule regulations for the years 2003 through 2004 are $109 million. Included in this estimate are costs associated with combustion source standards for the pulp and paper industry, which were issued by the EPA on January 12, 2001. Total projected Cluster Rule costs for 2005 through 2006 are $83 million.

Additional regulatory requirements that may affect future spending include the EPA's requirements for states to assess current surface water loading from industrial and area sources. This process, called Total Maximum Daily Load
(TMDL) allocation, could result in reduced allowable treated effluent discharges from our manufacturing sites. To date there have been no significant impacts due to the TMDL process as the majority of our manufacturing sites operate at levels significantly below allowable waste loadings.

In recent years, the EPA has undertaken significant air quality initiatives associated with nitrogen oxide emissions, regional haze, and national ambient air quality standards. When regulatory requirements for new and changing standards are finalized, we will add any resulting future cost projections to our expenditure forecast.

International Paper has been named as a potentially liable party in a number of environmental remediation actions under various federal and state laws, including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Related costs are recorded in the financial statements when they are probable and reasonably estimable. As of December 31, 2002, these liabilities totaled approximately $57 million. In addition to CERCLA, other remediation costs recorded as liabilities in the balance sheet totaled approximately $64 million. Completion of these actions is not expected to have a material adverse effect on our financial condition or results of operations. A discussion of CERCLA proceedings can be found below under "Other Environmental."

Exterior Siding and Roofing Litigation: Three nationwide class action lawsuits filed against International Paper have been settled in recent years. In connection with one of these lawsuits, International Paper commenced a lawsuit against certain insurance carriers relating to their refusal to indemnify International Paper and, in the case of one insurance carrier, also for its refusal to provide a defense. During 2002, an additional $450 million was provided for claims associated with these class action lawsuits. See Note 11 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data for a detailed discussion of these matters.

Other Litigation: In March and April 2000, Champion and 10 members of its board of directors were served with six lawsuits that were filed in the Supreme Court for the State of New York, New York County. Each of the suits purported to be a class action filed on behalf of Champion shareholders and alleged that the defendants breached their fiduciary duties in connection with the proposed merger with UPM-Kymmene Corporation and the merger proposal from International Paper. On September 26, 2002, the parties signed a stipulation of settlement providing for the settlement and final disposition of this lawsuit. Pursuant to the stipulation, International Paper will donate $100,000 to a law school designated by the Court to fund educational programs in support of corporate governance and shareholder rights. International Paper will also pay such attorneys' fees and expenses of plaintiffs' counsel as may be awarded by the Court, up to $300,000. The Court held a hearing on the fairness of the proposed settlement on February 10, 2003.

On May 14, 1999, and May 18, 1999, two lawsuits were filed in federal court in the Eastern District of Pennsylvania against International Paper, the former Union Camp Corporation and other manufacturers of linerboard. These suits allege that the defendants conspired to fix prices for linerboard and corrugated sheets during the period October 1, 1993, through November 30, 1995. These lawsuits seek injunctive relief as well as treble damages and other costs associated with the litigation. The cases have been consolidated. The plaintiffs in these consolidated cases sought certification on behalf of both corrugated sheet purchasers and corrugated container purchasers. On September 4, 2001, the district court certified both classes. Defendants filed a petition appealing the certification order, which the Court of Appeals for the Third Circuit, in its discretion, granted. On September 5, 2002, the Court of Appeals for the Third Circuit affirmed the district court's certification decision. On January 14, 2003, the defendants filed a petition for certiorari with the U.S. Supreme Court seeking a review of the Court of Appeals decision. Discovery in the case is ongoing.

In 2000, purchasers of high-pressure laminates filed a number of purported class actions under the federal antitrust laws alleging that International Paper's Nevamar division (which was part of the Decorative Products division) participated in a price-fixing conspiracy with competitors. These lawsuits seek injunctive relief as well as treble damages and other costs associated with the litigation. These cases have been consolidated in federal district court in New York. In 2000 and 2001, indirect purchasers of high-pressure laminates also filed similar purported class actions cases under various state antitrust and consumer protection statutes in Arizona, California, Florida, Maine, Michigan, Minnesota, New Mexico, New York, North Carolina, North Dakota, South Dakota, Tennessee, West Virginia, Wisconsin and the District of Columbia. The case in New York state court, and one of the two Michigan cases, have been dismissed, while all of the other state cases, except for California, have been stayed pending resolution of the federal cases. Discovery in the federal cases is ongoing. In the third quarter of 2002, International Paper completed the sale of the Decorative Products operations, but retained any liability for these cases.

Other Environmental: In May 2002, an internal environmental audit revealed that two lithographic presses at a Shorewood facility in Edison, New Jersey were being operated without required state air certificates. Shorewood is a wholly owned subsidiary of International Paper. The presses were shut down, and the discovery was voluntarily disclosed to the New Jersey Department of Environmental Protection (Department). Following the disclosure, the Department issued appropriate state air certificates. In January 2003, the related enforcement action was closed with no penalties.

In February 2000, the Town of Lyman, South Carolina issued an administrative order alleging past violations of a wastewater pretreatment permit at the former Union Camp folding carton facility in Spartanburg, South Carolina. While International Paper has satisfied the terms of the order, the Town of Lyman has indicated that it is seeking penalties and other surcharges that together may exceed $100,000. We are engaged in settlement discussions with the Town of Lyman.

In connection with the EPA's well-publicized PSD air permit enforcement initiative against the paper industry, the EPA has issued requests for information related to air permit compliance to five International Paper mills. As of February 2003, none of these requests for information has resulted in enforcement actions.

As of February 2003, there were no other pending judicial proceedings, brought by government authorities against International Paper, for alleged violations of applicable





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environmental laws or regulations. International Paper is engaged in various other proceedings that arise under applicable environmental and safety laws or regulations, including approximately 117 active proceedings under CERCLA and comparable state laws. Most of these proceedings involve the cleanup of hazardous substances at large commercial landfills that received waste from many different sources. While joint and several liability is authorized under CERCLA, as a practical matter, liability for CERCLA cleanups is allocated among the many potential responsible parties. Based upon previous experience with respect to the cleanup of hazardous substances and upon presently available information, International Paper believes that it has no, or de minimis, liability with respect to 20 of these sites; that liability is not likely to be significant at 55 sites; and that estimates of liability at the other 42 sites is likely to be significant, but not material to International Paper's consolidated financial position or results of operations. International Paper believes that the probable liability associated with all of the CERCLA proceedings is approximately $57 million.

International Paper is involved in other contractual disputes, administrative and legal proceedings and investigations of various types. While any litigation, proceeding or investigation has an element of uncertainty, we believe that the outcome of any proceeding, lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

Impact of Euro

The introduction of the euro for noncash transactions took place on January 1, 1999, with 11 countries participating in the first wave: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain. The euro has traded on world currency exchanges since 1999 and is used by our businesses in transactions. On January 2, 2002, new euro-denominated bills and coins were issued and legacy currencies were withdrawn from circulation. The introduction of the euro has reduced the complexity and cost of managing our business.

Over the three-year transition period, our computer systems were updated to ensure euro compliance. Also, we reviewed our marketing and operational policies and procedures to ensure our ability to continue to successfully conduct all aspects of our business in this new market. In general, our product lines have become somewhat more international, with some leveling of prices. Total costs in connection with the euro conversion were not material, and the conversion from the legacy currencies to the euro did not have a material adverse effect on our consolidated financial position or results of operations.

Effect of Inflation

General inflation has had minimal impact on our operating results in the last three years. Sales prices and volumes are more strongly influenced by supply and demand factors in specific markets and by exchange rate fluctuations than by inflationary factors.

Market Risk

We use financial instruments, including fixed and variable rate debt, to finance operations, for capital spending programs and for general corporate purposes. Additionally, financial instruments, including various derivative contracts, are used to hedge exposures to interest rate, commodity and foreign currency risks. We do not use financial instruments for trading purposes. Information related to International Paper's debt obligations is included in Note 13 of the Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data. A discussion of derivatives and hedging activities is included in Note 14 of the Notes to Consolidated Financial Statements.

We assess our market risk based on changes in interest and foreign currency rates and commodity prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest and currency rates and commodity prices.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to short- and long-term debt obligations and investments in marketable securities. We invest in investment grade securities of financial institutions and industrial companies and limit exposure to any one issuer. Our investments in marketable securities at December 31, 2002 were not significant.

We issue fixed and floating-rate debt in a proportion consistent with International Paper's optimal capital structure, while at the same time taking advantage of market opportunities to reduce interest expense as appropriate. Derivative instruments, such as interest rate swaps, may be used to implement the optimal capital





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structure. At December 31, 2002 and 2001, the net fair value liability of financial instruments with exposure to interest rate risk was approximately $10.2 billion and $10.5 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $325 million and $350 million for 2002 and 2001, respectively.

Commodity Risk

The objective of our commodity exposure management is to minimize volatility in earnings due to large fluctuations in the price of commodities. Commodity swap and option contracts are currently used to manage risks associated with market fluctuations in energy prices. At December 31, 2002 and 2001, the net fair value of such contracts was an $18 million asset and a $29 million liability, respectively. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be immaterial for 2002 and 2001.

Foreign Currency Risk

International Paper transacts business in many currencies and is also subject to currency exchange rate risk through investments and businesses owned and operated in foreign countries. Our objective in managing the associated foreign currency risks is to minimize the effect of adverse exchange rate fluctuations on our after-tax cash flows, and to prudently manage transactions in foreign currency. We address these risks on a limited basis through financing a portion of our investments in overseas operations with borrowings denominated in the same currency as the operation's functional currency or by entering into long-term cross-currency and interest rate swaps, or short-term foreign exchange contracts. At December 31, 2002 and 2001, the net fair value liability of financial instruments with exposure to foreign currency risk was approximately $570 million and $765 million, respectively. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would be immaterial for both 2002 and 2001.